Exhibit 10.1

KAG HOLDING CORP. E-mail: info@kagholding.com Main: 845-228-8977	Corporate Office: 1717 Route 6, Carmel NY 10512

RENTAL/LEASE AGREEMENT

This Rental Agreement and/or Lease shall evidence the complete terms and conditions under which the parties whose signatures appear below have agreed. Landlord/Lessor/Agent, KAG Holding Corp., shall be referred to as "OWNER" and Tenant(s)/Lessee, DAS Inc., shall be referred to as "RENTER." As consideration for this agreement, OWNER agrees to rent/lease to RENTER and RENTER agrees to rent/lease from OWNER for use solely as a business residence, approximately 143 sqft premise located at 1717 Route 6, Suite 101, Carmel NY 10512.

1. TERMS: RENTER agrees to pay in advance $250.00 per month on the 1st day of each month. This agreement shall commence on December 1st, 2008 and continue until December 30, 2009, as a leasehold. Thereafter it shall become a month-to-month tenancy. If RENTER should move from the premises prior to the expiration of this time period, he shall be liable for all rent due until such time that the Residence is occupied by an OWNER approved paying RENTER and/or expiration of said time period, whichever is shorter.

2. PAYMENTS: Rent and/or other charges are to be paid at such place or method designated by the owner as follows
All payments are to be made by electronic wire transfer and or bank checks shall be acceptable. OWNER acknowledges receipt of the First Month's rent of $250.00, and a Security Deposit of $250.00, for a total payment of $500.00. All payments are to be made payable to KAG Holding Corp.

3. SECURITY DEPOSITS: The total of the above deposits shall secure compliance with the terms and conditions of this agreement and shall be refunded to RENTER within 60 days after the premises have been completely vacated less any amount necessary to pay OWNER; a) any unpaid rent, b) cleaning costs, c) key replacement costs, d) cost for repair of damages to premises and/or common areas above ordinary wear and tear, and e) any other amount legally allowable under the terms of this agreement. A written accounting of said charges shall be presented to RENTER within 60 days of move-out. If deposits no not cover such costs and damages, the RENTER shall immediately pay said additional costs for damages to OWNER.

4. LATE CHARGE: A late fee of $2.50, (not to exceed 1% of the monthly rent), shall be added and due for any payment of rent made after the 15th of the month. Any dishonored check shall be treated as unpaid rent, and subject to an additional fee of $25.

5. UTILITIES: RENTER agrees to pay all utilities and/or services based upon occupancy of the premises

6. LIQUID FILLED FURNISHINGS: No liquid filled furniture, receptacle containing more than ten gallons of liquid is permitted without prior written consent and meeting the requirements of the OWNER. RENTER also agrees to carry insurance deemed appropriate by OWNER to cover possible losses that may be caused by such items.

7. PROJECTIONS: No awnings or other projections are permitted without the prior written consent of the LANDLORD. No curtains, blinds, shades, or screens, shall be attached to, or hung in, or used in connection with any window or door of the demised premises, without the prior written consent of the LANDLORD. Such awnings, projections, curtains, blinds, shades, screens, or other fixtures must be of quality type, design and color, and attached in the manner approved by the LANDLORD.

KAG HOLDING CORP. E-mail: info@kagholding.com Main: 845-228-8977	Corporate Office: 1717 Route 6, Carmel NY 10512

RENTAL/LEASE AGREEMENT

8. PARKING: When and if RENTER is assigned a parking area/space on OWNER'S property, the parking area/space shall be used exclusively for parking of passenger automobiles and/or those approved vehicles listed on RENTER'S Application attached hereto. RENTER is hereby assigned or permitted to park only in the following area or space on street adjacent to the RENTER’S entrance. The parking fee for this space (if applicable is $0 monthly. Said space shall not be used for the washing, painting, or repair of vehicles. No other parking space shall be used by RENTER or RENTER'S guest(s). RENTER is responsible for oil leaks and other vehicle discharges for which RENTER shall be charged for cleaning if deemed necessary by OWNER.

9. CARE OF PREMISES: The RENTER shall take good care of the premises and shall, at the RENTERS own cost and expense, make all repairs, and at the end, or other expiration of the term, shall deliver up the demised premises in good condition or order. In the event the RENTER fails to make such repairs, the LANDLORD may, at its option, repair, at the expense of the RENTER, all damage or injury to the demised premises done by the RENTER or his servants, employees, agents, visitors, or licensees, or caused by moving property of the RENTER in and/or out of the said premises or building, or by the installation or removal of furniture or property, or resulting from fire, short circuits, the overflow or leakage of water, sewage, or odors from any other cause, due to the carelessness, negligence or improper conduct of the RENTER or his servants, employees, agents, visitors, or licensees.

10. NOISE: RENTER agrees not to cause or allow any noise or activity on the premises which might disturb the peace and quiet of another RENTER and/or neighbor. Said noise and/or activity shall be a breach of this agreement.

11. DESTRUCTION OF PREMISES: If the premises become totally or partially destroyed during the term of this Agreement so that RENTER'S use is seriously impaired, OWNER or RENTER may terminate this Agreement immediately upon three day written notice to the other.

12. CONDITION OF PREMISES: RENTER acknowledges that he has examined the premises and that said premises, all furnishings, fixtures, furniture, plumbing, heating, electrical facilities, all items listed on the attached property condition checklist, if any, and/or all other items provided by OWNER are all clean, and in good satisfactory condition except as may be indicated elsewhere in this Agreement. RENTER agrees to keep the premises and all items in good order and good condition and to immediately pay for costs to repair and/or replace any portion of the above damaged by RENTER, his guests and/or invitees, except as provided by law. At the termination of this Agreement, all of above items in this provision shall be returned to OWNER in clean and good condition except for reasonable wear and tear and the premises shall be free of all personal property and trash not belonging to OWNER. It is agreed that all dirt, holes, tears, burns, and stains of any size or amount in the carpets, drapes, walls, fixtures, and/or any other part of the premises, do not constitute reasonable wear and tear.

13. ALTERATIONS: RENTER shall not paint, wallpaper, alter or redecorate, change or install locks, install antenna or other equipment, screws, fastening devices, large nails, or adhesive materials, place signs, displays, or other exhibits, on or in any portion of the premises without the written consent of the OWNER except as may be provided by law.

KAG HOLDING CORP. E-mail: info@kagholding.com Main: 845-228-8977	Corporate Office: 1717 Route 6, Carmel NY 10512

RENTAL/LEASE AGREEMENT

14: PROPERTY MAINTENANCE: RENTER shall deposit all garbage and waste in a clean and sanitary manner into the proper receptacles and shall cooperate in keeping the garbage area neat and clean. RENTER shall be responsible for disposing of items of such size and nature as are not normally acceptable by the garbage hauler. RENTER shall be responsible for keeping the bathroom drains free of things that may tend to cause clogging of the drains. RENTER shall pay for the cleaning out of any plumbing fixture that may need to be cleared of stoppage and for the expense or damage caused by stopping of waste pipes or overflow from wash basins, or sinks.

15. HOUSE RULES: RENTER shall comply with all house rules as stated on separate addendum, but which are deemed part of this rental agreement, and a violation of any of the house rules is considered a breach of this agreement.

16. CHANGE OF TERMS: The terms and conditions of this agreement are subject to future change by OWNER after the expiration of the agreed lease period upon 30-day written notice setting forth such change and delivered to RENTER. Any changes are subject to laws in existence at the time of the Notice of Change Of Terms.

17. TERMINATION: After expiration of the leasing period, this agreement is automatically renewed from month to month, but may be terminated by either party giving to the other a 30-day written notice of intention to terminate. Where laws require "just cause", such just cause shall be so stated on said notice. The premises shall be considered vacated only after all areas including storage areas are clear of all RENTER'S belongings, and keys and other property furnished for RENTER'S use are returned to OWNER. Should the RENTER hold over beyond the termination date or fail to vacate all possessions on or before the termination date, RENTER shall be liable for additional rent and damages which may include damages due to OWNER'S loss of prospective new renters.

18. POSSESSION: If OWNER is unable to deliver possession of the residence to RENTERS on the agreed date, because of the loss or destruction of the property or because of the failure of the prior RENTER, to vacate or for any other reason, the RENTER and/or OWNER may immediately cancel and terminate this agreement upon written notice to the other party at their last known address, whereupon neither party shall have liability to the other, and any sums paid under this Agreement shall be refunded in full. If neither party cancels, this Agreement shall be prorated and begin on the date of actual possession.

19. INSURANCE: RENTER acknowledges that OWNERS insurance does not cover personal property damage caused by fire, theft, rain, war, acts of God, acts of others, and/or any other causes, nor shall OWNER be held liable for such losses. RENTER is hereby advised to obtain his own insurance policy to cover any personal losses.

20. RIGHT OF ENTRY AND INSPECTION: OWNER may enter, inspect, and/or repair the premises at any time in case of emergency or suspected abandonment. OWNER shall give 24 hours advance notice and may enter for the purpose of showing the premises during normal business hours to prospective renters, buyers, lenders, for smoke alarm inspections, and/or for normal inspections and repairs. OWNER is permitted to make all alterations, repairs and maintenance that in OWNER'S judgment is necessary to perform.

21. ASSIGNMENT: RENTER agrees not to transfer, assign or sublet the premises or any part thereof.

22. PARTIAL INVALIDITY: Nothing contained in this Agreement shall be construed as waiving any of the OWNER'S or RENTER'S rights under the law. If any part of this Agreement shall be in conflict with the law, that part shall be void to the extent that it is in conflict, but shall not invalidate this Agreement nor shall it affect the validity or enforceability of any other provision of this Agreement.

KAG HOLDING CORP. E-mail: info@kagholding.com Main: 845-228-8977	Corporate Office: 1717 Route 6, Carmel NY 10512

RENTAL/LEASE AGREEMENT

22. NO WAIVER: OWNER'S acceptance of rent with knowledge of any default by RENTER or waiver by OWNER of any breach of any term of this Agreement shall not constitute a waiver of subsequent breaches. Failure to require compliance or to exercise any right shall not be constituted as a waiver by OWNER of said term, condition, and/or right, and shall not affect the validity or enforceability of any provision of this Agreement.

23. ATTORNEY FEES: If any legal action or proceedings be brought by either party of this Agreement, the prevailing party shall be reimbursed for all reasonable attorney's fees and costs in addition to other damages awarded.

24. JOINTLY AND SEVERALLY: The undersigned RENTERS are jointly and severally responsible and liable for all obligations under this agreement.

25. REPORT TO CREDIT/TENANT AGENCIES: You are hereby notified that a nonpayment, late payment or breach of any of the terms of this rental agreement may be submitted/reported to a credit and/or tenant reporting agency, and may create a negative credit record on your credit report.

26. LEAD NOTIFICATION REQUIREMENT: For rental dwellings built before 1978, RENTER acknowledges receipt of the following: (Please check)
___ Lead Based Paint Disclosure Form
___ EPA Pamphlet

27. ADDITIONS AND/OR EXCEPTIONS _______________________________________________________________
_______________________________________________________________.

28. NOTICES: All notices to RENTER shall be served at RENTER'S premises and all notices to OWNER shall be served at _______________________________________________________________.

29. INVENTORY: The premises contains the following items, that the RENTER may use. ______________________________________________________________.

30. KEYS AND ADDDENDUMS: RENTER acknowledges receipt of the following which shall be deemed part of this Agreement: (Please check)
___ Keys #of keys and purposes ___________________________________________
___ House Rules ___ Other ________________________________

31. ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement between OWNER and RENTER. No oral agreements have been entered into, and all modifications or notices shall be in writing to be valid.

KAG HOLDING CORP. E-mail: info@kagholding.com Main: 845-228-8977	Corporate Office: 1717 Route 6, Carmel NY 10512

RENTAL/LEASE AGREEMENT

32. RECEIPT OF AGREEMENT: The undersigned RENTERS have read and understand this Agreement and hereby acknowledge receipt of a copy of this Rental Agreement. This Commercial Lease shall be interpreted according to the laws of the State of New York.

33. LITIGATION: In the event of any dispute or litigation arising from any of the terms of this Commercial Lease, the RENTER specifically waives the right to a jury trial.

34. ENTIRE AGREEMENT: The foregoing constitutes the entire agreement between the parties mentioned above, and may be modified only in writing, to be signed and initialed by both parties.

DAS, Inc.

RENTER'S Signature /s/ Karen Gentile
Date 11/29/08

Renter’s Witness Name:
Witness’ Signature /s/ Daniel Bardelli
Date 12/15/08

KAG Holding Corp.
Mailing Address: 1717 Route 6, Carmel NY 10512
OWNER'S or Agent's Signature /s/ Karen Gentile
Date 11/29/08

Owner’s Witness Name:
Witness’ Signature /s/ Dom Deduca
Date 12/15/08

Licensing Agreement

SOFTWARE LICENSING AGREEMENT (the “Agreement”) dated November 27, 2007 between DAS, Inc a Nevada Company, 502 East John Street, Carson City, State of Nevada 89706, USA (hereinafter, individually or collectively referred to as “DAS”), and Stock USA Investments, Inc. having its head office at 1717 Route 6, Carmel, NY 10512 (hereinafter referred to as “FIRM”), with a purpose of establishing a framework for liaison between the parties mentioned thereof (“Parties”).

RECITALS

WHEREAS, FIRM is a registered investment dealer and member of the FINRA, a respective self regulatory organization;

WHEREAS, DAS is the proprietor of DAS direct access trading software (“Trading Software”) and the corresponding user manual(s) and/or other user documentation, that provides, among other applications: (1) electronic message functions in the form of order entry and order routing; and (2) functions to receive, access and/or display market information con sisting of securities, other information and other data that is provided by certain stock exchanges, news and other information sources;

WHEREAS, FIRM desires to obtain a license to use the DAS Trader trading platforms for FIRM and for its clients (“Clients”) in connection with FIRM’s and Clients’ transactions in securities that may be purchased or sold by or through FIRM and DAS desires to grant such license to FIRM and Clients on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the provisions and mutual undertakings set forth herein, the parties hereto agree as follows:

1.       Appointment

For the Term (as defined below) of this Agreement and/or agreement arising of this Agreement, DAS grants to FIRM and Clients on a non -exclusive basis (as defined below) the use of DAS Trader’ Trading software platform to effectuate transactions in securities that may be purchased or sold by or through FIRM in its broker/dealer capacity.

2.       Services Provided by DAS

a.	Back Office Suite and Risk System

b.	DAS is to provide FIRM with DAS Back Office Suite and, subject to reasonable availability, DAS will provide an ongoing technical support and initial training services for FIRM staff for the Suite.

c.	Simulated Trading Platforms

i. DAS to provide FIRM prospects access to simulated paper-trading versions of DAS trading platforms as an introduction to the FIRM service, including associated User names and Passwords.

Licensing Agreement

d.	Support of Service

i.	Subject to reasonable availability, DAS will provide an ongoing techn ical support and initial training services for FIRM for the DAS Trader trading platforms.

ii.	DAS to provide FIRM with access to any available material, including manuals and support for DAS trading platforms.

iii.	DAS to provide FIRM, on a timely basis, any modi fications to software, and available materials, including manuals and support of DAS Trader trading platforms.

iv.	DAS to provide FIRM with appropriate Exchange User Agreement forms and FIRM will be responsible for administration of Exchange Quote Feed agreements and sending to DAS on timely basis.

v.	DAS will provide FIRM with access to from 7:00 AM – 8:00 PM Eastern Time.

          3.        Compensation and Deposit

a.	For the brokerage services provided in connection with transactions in securities effectuated via the DAS trading platforms FIRM will pay a per user fee to DAS pursuant to the following terms:

$10,000 monthly on the 1st day of the month via check and electronic transfer for up to 1000 users afterward subject to Schedule A.

b.	FIRM shall pay rate based on calendar month for each logon that is “Open” status at any time during the billing month

c.	All software per user fees will be due on the 10th business day of every month for the previous month.

d.
Fees shall be invoiced monthly, in arrears. DAS reserves the right to charge interest at a rate equal to the lesser of 1% per month or maximum allowed by law, on outstanding amounts not paid after ten days of receipt of DAS invoice. FIRM shall pay DAS reasonable attorneys’ fees and costs incurred in collection.

e. All payments due to either party shall be via wire transfer to such account as shall be designated by the payee.

         4.          Limitation of Liability and Exclusions of Damages

In no event shall either party or its affiliates, employees, representatives or subcontractors be liable to the other party for damages of any kind whatsoever including without limitation, direct loss of profits, indirect, incidental, consequential, punitive or special damages (even if advised of the possibility of such damages) arising from the breach of any provision of this Agreement, provided however, that the foregoing limitations shall not apply to direct damages resulting from intentional or willful breach of this Agreement.

         5.          Term and Termination

5.1 This Agreement shall be effective as of the date of execution by both parties (“the Effective Date”), and shall extend for the initial trial period o f three (3) calendar months from the date of executing the first live trade (the “Initial Period”).

5.2  This Agreement shall continue until the earliest to occur of the following events:

Licensing Agreement

a.	Either party is dissolved, wound up, terminated or otherwise liquidated;

b.	After the Initial Period, if either party provides the other party with (30) days written notice before the anniversary date of the Effective Date;

c.	Mutual consent of the Parties.

  5.3   Absent the occurrence of the events listed in section 5.2 above, the term of this

  Agreement shall be one calendar year from the Effective Date.

          6.           Confidentiality

a.
Each party shall keep confidential and shall not disclose or make available to any other person or entity any information (“Confidential Information”) provided or made availab le to any other party either orally or other media and whether or not such information is expressly stated to be confidential; and

b.
Notwithstanding the foregoing, information that (a) was lawfully in party’s possession prior to the date of this Agreement; (b) is already public knowledge or becomes so at a date prior to the date of disclosure; or (c) comes into its knowledge from a third party who lawfully possesses such information and such disclosure; will not constitute Confidential Information for purposes of this Agreement; and

d.
Neither party shall disclose any of the Confidential Information to any person or entity except to (a) such of its employees, consultants, agents or representatives as ‘need to know’ basis; or (b) its auditors, financial or legal advisors, government agencies or any other person or body having the right, duty or obligations to know its business and then only in pursuance of such right, duty or obligation; and

e.	The obligations with respect to the Confidential Information shall surv ive Termination of this Agreement.

          7.           Miscellaneous

a. Assignment

The parties covenant and agree that neither party shall, without the prior written consent of the other, transfer the whole or any part of this Agreement or any of its interest, rights or ob ligations hereunder.

b. Notices

All notices, demands or communications made pursuant to the terms hereof or required or permitted to be given by one party to another shall be given electronically. In addition to electronic notice, the parties may also give notice in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party at its head office or at such other address as may be given by any of them to the other from time to time and such notices, demands or other communications shall be deemed to have been received when delivered if sent via electronic transmission, or, if mailed, seven (7) business days following the date of mailing thereof, provided that if any such notice, demand or o ther communication shall have been mailed and regular mail service shall be interrupted by strikes or other irregularities, such notice, demand or other communications shall be deemed to have received seven (7) business days after the day following the resumption of normal mail service.

Licensing Agreement

c.Independent Contractor

FIRM and DAS, in performance of their obligations hereunder, shall act at all times as independent contractors, and neither party shall have or exercise control over the other party, its agents, servants or employees in the performance of such other party’s obligations under this Agreement. This Agreement is entered into solely between the parties hereto and is not intended by the parties to confer upon any other person or entity any right or clai m by reason of this Agreement nor does either party have the ability, right or authority to assume or create, in writing or otherwise, any obligation of any kind, express or implied, in the name of or on behalf of the other.

d. Entire Agreement

This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understanding among the parties with respect to the subject matter hereof.

e. Non compete clause

Any and all clients brought by the FIRM to use the DAS system shall remain customer of the FIRM. In no case will DAS or the DAS staff contact directly or indirectly, at any time, and that during and for a period of 24 months after the termination of this cont ract, any of the said clients here above. Any attempt by the clients to contact directly DAS or the DAS Staff shall be promptly reported to the FIRM. Contacts made with clients by DAS for the purposes of servicing the software will require written notice.

f. Severability

Should any part of this agreement be declared or held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this agreement which shall continue in full force and effect and be construed as if this agreement had been executed without any invalid or unenforceable portion and it is hereby declared the intention of the parties hereto that this agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held invalid or unenforceable.

g. Applicable Law

This Agreement shall be governed by laws of the State of Nevada.

h. Counterparts

This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

i. Successors and Assigns

This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

j.Intellectual Property

DAS represents and warrants that it has the right and power to grant the licenses granted herein and that there are no other agreements with other parties to conflict with such grant. DAS further represents and warrants that it has no actual knowledge that the DAS trading platform infringes any valid rights of any third party

Licensing Agreement

k. Protection of Proprietary Rights

“Proprietary Information” means; DAS software and shall include all software, progra ms, process, inventions, patents, copyrights, trademarks, and other intangible rights, trade secrets and all other discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, data, research, technical data, customer and supplier lists, and any modifications or enhancements of any of the forgoing, and all program, marketing, sales, or other financial or business information disclosed to FIRM by DAS, either directly or indirectly, in writing or orally or by drawings or observation, which has actual or potential economic value to DAS. At all times, FIRM shall keep in strictest confidence and trust all Proprietary Information; shall not disclose, use induce or assist in the use or disclosure of any Proprietary Information or Rights or anything related to any Proprietary Information or Rights, without DAS prior express written consent, except as may be necessary in the ordinary course of performance of this Software Licensing Agreement; and shall promptly advise DAS of any knowledge that FIRM may have of any unauthorized release or use of DAS Proprietary Information, and shall take reasonable measures to prevent unauthorized persons or entities from having access to obtaining, or being furnished with any Proprietary Information.

l. Limitations on Liability

DAS shall have no liability to FIRM or it’s users for any failure of the software. FIRM agrees to defend, indemnify, and hold DAS harmless from any claims by FIRM.

DAS	FIRM

DAS, Inc.	Stock USA Investments, Inc.
1717 Route 6	1717 Route 6, Suite 102
Carmel, New York 10512 USA	Carmel NY 10512
Fax: 845-228-8077	Fax: 845-622-4878
Email: karen@directaccesssoftware.com	Email: info@stockusa.com

Either party may change such address from time to time by providing written not ice to the other in the manner set forth above.

IN WITNESS OF WHEREOF, the Parties hereto have executed this Licensing Agreement as of the date first set forth above.

/s/ Karen Gentile	/s/ Timothy Looney

Name: Karen Gentile	Name: Timothy Looney

Title: President	Title: President
I have authority to bind the Corporation	I have authority to bind the Corporation

Licensing Agreement